                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Pactiv Corporation
                              ------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
                    --------------------------------------
                        (Title of Class of Securities)

                                   695257105
                              ------------------
                                (CUSIP Number)

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 2 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS CAPITAL MANAGEMENT LP
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF          5.  SOLE VOTING POWER    13,076,000
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER   --0--
   OWNED BY           ----------------------------------------------------------
    EACH              7.  SOLE DISPOSITIVE POWER 13,076,000
  REPORTING           ----------------------------------------------------------
 PERSON WITH          8.  SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
      13,076,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
    CERTAIN SHARES
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

      PN
-------------------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 3 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS GP LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF          5.  SOLE VOTING POWER    13,076,000
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER   --0--
   OWNED BY           ----------------------------------------------------------
    EACH              7.  SOLE DISPOSITIVE POWER 13,076,000
  REPORTING           ----------------------------------------------------------
 PERSON WITH          8.  SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
      13,076,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
    CERTAIN SHARES
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

      OO
-------------------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 4 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JONATHON S. JACOBSON
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF          5.  SOLE VOTING POWER    13,076,000
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER   --0--
   OWNED BY           ----------------------------------------------------------
    EACH              7.  SOLE DISPOSITIVE POWER 13,076,000
  REPORTING           ----------------------------------------------------------
 PERSON WITH          8.  SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
      13,076,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
    CERTAIN SHARES
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 5 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RICHARD L. GRUBMAN
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF          5.  SOLE VOTING POWER    13,076,000
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER   --0--
   OWNED BY           ----------------------------------------------------------
    EACH              7.  SOLE DISPOSITIVE POWER 13,076,000
  REPORTING           ----------------------------------------------------------
 PERSON WITH          8.  SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
      13,076,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
    CERTAIN SHARES
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 6 of 12 Pages
-------------------                                         ------------------


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS CAPITAL LTD.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS
--------------------------------------------------------------------------------
   NUMBER OF          5.  SOLE VOTING POWER    9,400,160
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.  SHARED VOTING POWER   --0--
   OWNED BY           ----------------------------------------------------------
    EACH              7.  SOLE DISPOSITIVE POWER 9,400,160
  REPORTING           ----------------------------------------------------------
 PERSON WITH          8.  SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
      9,400,160
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
    CERTAIN SHARES
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.6%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

      OO
-------------------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 7 of 12 Pages
-------------------                                         ------------------

ITEM 1(a).  NAME OF ISSUER:

            Pactiv Corporation
            ------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1900 West Field Court, Lake Forest, IL 60045
            --------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP, and

            (iv) Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd.

            Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management
            200 Clarendon Street
            Boston, Massachusetts 02117

            Address for Highfields Capital Ltd.:
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, North Church Street
            P.O. Box 896
            George Town, Grand Cayman
            Cayman Islands
            --------------------------------------------------------------------

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 8 of 12 Pages
-------------------                                         ------------------

ITEM 2(c). CITIZENSHIP:

           Highfields Capital Management - Delaware
           Highfields GP - Delaware
           Richard L. Grubman - United States
           Jonathon S. Jacobson - United States
           Highfields Capital Ltd. - Cayman Islands
           --------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 per share
           --------------------------------------

ITEM 2(e). CUSIP NUMBER:

           695257105
           -------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

   (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

   (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

   (d) [_] Investment company registered under Section 8 of the Investment Company Act.

   (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

   (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

   (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) [_] A church plan that is excluded from the definition of an investment company

    (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

-------------------                                         ------------------
CUSIP No. 695257105                  13G/A                  Page 9 of 12 Pages
-------------------                                         ------------------

ITEM 4.  OWNERSHIP.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

  (a)  Amount beneficially owned:

       13,076,000 shares of Common Stock.
       ----------------------------------

  (b)  Percent of class:

       7.8%
       -----------

  (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote 13,076,000
                                                      ----------

       (ii)  Shared power to vote or to direct the vote     --0--
                                                        --------------

       (iii) Sole power to dispose or to direct the disposition of 13,076,000
                                                                   ----------

       (iv)  Shared power to dispose or to direct the disposition of    --0--
                                                                     ----------
For Highfields Capital Ltd.:

  (a)  Amount beneficially owned:

       9,400,160 shares of Common Stock.
       ---------------------------------

  (b)  Percent of class:

       5.6%
       --------------------------

  (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote 9,400,160
                                                      ---------

       (ii)  Shared power to vote or to direct the vote     --0--
                                                       --------------

       (iii) Sole power to dispose or to direct the disposition of 9,400,160
                                                                   ---------

       (iv)  Shared power to dispose or to direct the disposition of    --0--
                                                                      ---------

-------------------                                         -------------------
CUSIP No. 695257105                  13G/A                  Page 10 of 12 Pages
-------------------                                         -------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 5.6% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                         -------------------
CUSIP No. 695257105                  13G/A                  Page 11 of 12 Pages
-------------------                                         -------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 14, 2000
                    ---------------------------------------
                                     Date

                    HIGHFIELDS CAPITAL MANAGEMENT LP
                    By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                             --------------------
                              Name/Title

                    HIGHFIELDS GP LLC

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                             --------------------
                              Name/Title


                    JONATHON S. JACOBSON

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                              Attorney-in-Fact
                              ----------------
                                Name/Title

                    RICHARD L. GRUBMAN

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                              Attorney-in-Fact
                              ----------------
                                Name/Title

-------------------                                         -------------------
CUSIP No. 695257105                  13G/A                  Page 12 of 12 Pages
-------------------                                         -------------------

                    HIGHFIELDS CAPITAL LTD.

                    By:  Highfields Capital Management LP,
                         its Investment Manager

                    By:  Highfields GP LLC,
                         its General Partner


                         /s/ KENNETH H. COLBURN
                   --------------------------------------
                             Signature


                         Kenneth H. Colburn
                         Authorized Signatory
                         --------------------------------
                         Name/ Title